Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2021 Incentive Award Plan and 2021 Employee Stock Purchase Plan of Traeger, Inc. of our report dated May 3, 2021 (except as to paragraph 2 of Note 21, which is as of July 21, 2021), with respect to the consolidated financial statements of TGPX Holding I LLC for the years ended December 31, 2020 and 2019 included in the Registration Statement on Form S-1 (No. 333-257714) and related Prospectus of Traeger, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Salt Lake City, Utah

August 2, 2021